Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimage Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145 and 333-177836) on Form S-8 of Rimage Corporation and subsidiaries of our report dated March 15, 2012, with respect to the consolidated balance sheets of Rimage Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and our report dated March 15, 2012 with respect to the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Rimage Corporation.

Our report dated March 15, 2012 on the effectiveness of internal control over financial reporting as of December 31, 2011, contains an explanatory paragraph stating that the Company acquired Qumu, Inc. (Qumu) during fiscal year 2011 and that management excluded Qumu from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Our audit of internal control over financial reporting for the Company also excluded an evaluation of the internal control over financial reporting of Qumu, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
March 15, 2011